                                                                   Exhibit 10.39

January 28, 2002


Brian W. Metcalf, Ph.D.
297 Lakeview Place
Moraga, CA 94556

Dear Brian:

This letter sets forth the agreement (the "Agreement") that Kosan Biosciences, Inc. (the "Company") is offering to you to aid in your employment transition.

     1. Resignation. Your last day as an employee and officer of the Company, including as a member of any committees, will be January 29, 2002 (the "Resignation Date").

     2. Accrued Salary and Vacation. On the Resignation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Resignation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments whether or not you sign this Agreement.

     3. Expense Reimbursements. You agree that within ten (10) business days of the Resignation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Resignation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

     4. Consulting Services.

          (a) Services. You agree to serve as a consultant to the Company as a member of its Scientific Advisory Board, under the terms specified herein and the attached "Scientific Advisory Board Member Agreement" (Exhibit A). During the Consulting Period, you will report directly to the Chief Executive Officer ("CEO") or as otherwise specified by the CEO.

          (b) Term. This consulting relationship commences on the Resignation Date and continues for one year ("Consulting Period"). If at any time during the Consulting Period the Company terminates your status as a Scientific Advisory Board member without Cause (as that term is defined in your March 17, 2000 Employment Agreement), or if a full-time employer or equivalent requires you as a condition of employment not to serve on the Company's Scientific Advisory Board due to the potential for conflict of interest and the Company is informed of this condition in writing by such an employer, your status as a member and your obligations under Sections (I)(1) and (I)(2) of the Scientific Advisory Board Member Agreement

Brian Metcalf
Page 2

shall cease; however, your remaining obligations under the Scientific Advisory Board Member Agreement (including without limitation Sections (I)(3) and (I)(4)) and this Agreement shall remain in full force and effect, and the Company shall continue to provide you with the "Severance and Consulting Compensation" described in Section 5 below under the terms and conditions stated herein.

     5. Severance and Consulting Compensation.

          (a) Payments. Following the Resignation Date, the Company will make payments to you in the form of continuation of your base salary in effect on the Resignation Date for twelve months in equal monthly installments. The Company's obligation to make such payments shall: (i) be reduced by an amount equal to all amounts that you become eligible to receive for any regularly scheduled or periodic part-time work (whether as an employee, consultant, adviser, or otherwise); and (ii) cease as of the date that you commence full-time employment or its equivalent with another business entity. Days of work actually provided to any one entity that exceed more than two in the year following the Resignation Date will be considered regularly scheduled. You agree to notify the Company within three business days of your acceptance of any such full or part-time employment or equivalent and the amount of services actually provided.

          (b) Benefits. As provided by the federal COBRA law and by the Company's current group health insurance policies, you will be eligible to continue your health insurance benefits at your own expense for up to eighteen
(18) months following the Resignation Date and, later, to convert to an individual policy if you wish. You will be provided with a separate notice of your COBRA rights. If you elect continued coverage under COBRA, the Company will pay your COBRA premiums necessary to continue your current coverage through the termination of the Consulting Period. The Company's obligation to make these payments will cease immediately if you become eligible for other health insurance benefits at the expense of a new employer. You agree to notify the Company within three business days of your acceptance of such employment.

          (c) Stock Option. The vesting of the option to purchase 100,000 shares (300,000 shares post split) subject to the option described in Section 3 of the Employment Agreement made as of March 17, 2000 between the Company and you (the "Employment Agreement," attached hereto as Exhibit B) shall change such that the option will continue to vest for 1/96thth of the shares for each month of the Consulting Period. All rights and obligations with respect to options will be governed by all applicable stock option plan documents and stock option agreements. You acknowledge that the Company is not making any representation regarding the tax treatment of your options and that you have been advised by the Company to seek independent tax advice on the matter.

          (d) Promissory Notes. As part of this Agreement, your Resignation Date will be considered an Event of Default under the Promissory Note (the "Prior Note") executed by you

Brian Metcalf
Page 3

on May 30, 2000 (attached hereto as Exhibit C), to have occurred due to the Company's termination of Employee employment with the Company without cause. Attached as Exhibit D is a new Promissory Note reflecting the terms specified in the Prior Note upon such an Event of Default. Your note executed on April 19, 2001 in connection with a stock option exercise shall remain unaffected by this Agreement.

          (e) Taxes and Withholding. The Company will not withhold from any payments made to you any amount for taxes, social security or other payroll deductions. The Company will issue you a Form 1099 with respect to such payments. You acknowledge that you will be entirely responsible for payment of any such taxes, and you hereby indemnify and hold harmless the Company from any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect to all compensation you receive under this Agreement, with the exception of the employer's share of social security, if any.

          (f) Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive from the Company any additional compensation, severance, stock option vesting, or benefits, including but not limited to any severance payment, benefits, or stock vesting acceleration described in Section 8 of the Employment Agreement.

     6. Return of Company Property. On the Resignation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, training materials, computer-recorded information, tangible property including, but not limited to, computers and related equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). You may retain such documents, property, and materials during the Consulting Period only to the extent approved by the Company and you shall return them immediately upon written request from the Company.

     7. Proprietary Information and Non-Competition Obligations. You acknowledge and agree to your continuing obligations under your Employee Proprietary Information and Invention Assignment Agreement (Exhibit E) both during and after the Consulting Period, including without limitation paragraph 6(f) and the non-solicitation obligations in paragraph 6(g) of such agreement. You agree not to use or disclose any confidential or proprietary information of the Company without prior written authorization from a duly authorized representative of the Company.

     8. Nondisparagement. You agree not to disparage the Company or its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation;

Brian Metcalf
Page 4

provided that you shall respond accurately and fully to any question, inquiry, or request for information when required by legal process.

     9. Consequences of Breach. You agree that in the event that you breach
Section 4, 6, 7, or 8 of this Agreement, you breach your obligations under your Employee Proprietary Information and Invention Assignment Agreement or the Scientific Advisory Board Member Agreement, or if the Company wishes to terminate your status as a member of the Scientific Advisory Board for "Cause" (as such term is defined in paragraph 10 of the Employment Agreement), in addition to any other remedies that the Company may have, any outstanding obligations of the Company under this Agreement shall immediately terminate, the stock option vesting described in Section 5(c) will immediately cease, and the date of such breach will be considered an Event of Default under the Prior Note caused by a voluntary termination and a Event of Default under Section 4(d) of the Promissory Note. This Agreement, and the releases contained in this Agreement, shall nonetheless remain in full force and effect.

     10. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you will not disclose the provisions of this Agreement to any current or former Company employee or any other Company personnel.

     11. Dispute Resolution. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action in law or equity arising from or relating to this Agreement or its enforcement, performance, breach or interpretation shall be resolved solely and exclusively by final and binding confidential arbitration through American Arbitration Association ("AAA") to be held in San Francisco, California, under the then-existing AAA arbitration rules for employment dispute resolution. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

     12. Release of Claims. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this

Brian Metcalf
Page 5

Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenants of good faith and fair dealing.

     13. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA. You also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by you (the "Effective Date").

     14. Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand
Section 1542 of the Civil Code of the State of California which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of any claims you may have against the Company.

     15. Miscellaneous. This Agreement, including all exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. In the event of any conflict between this Agreement and one of the exhibits, this Agreement shall control. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a written agreement signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs,

Brian Metcalf
Page 6

successors and assigns. The failure to enforce any breach of this Agreement will not be deemed to be a waiver of any other or subsequent breach. For purposes of construing this Agreement, any ambiguities will not be construed against either party as the drafter. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. This Agreement may be executed in counterparts or with facsimile signatures, which will be deemed equivalent to originals.

If this Agreement is acceptable to you, please sign below and on Exhibit A and Exhibit D, and return the originals of each to me.

I wish you luck in your future endeavors and look forward to our continuing relationship.

Sincerely,

KOSAN BIOSCIENCES, INC.

By:   /s/ Michael S. Ostrach
   --------------------------------------------------
       Michael S. Ostrach
       President and Chief Operating Officer

Exhibit A -       Scientific Advisory Board Member Agreement
Exhibit B -       Employment Agreement
Exhibit C -       Prior Note
Exhibit D -       Promissory Note
Exhibit E -       Employee Proprietary Information and Invention Assignment
                  Agreement


UNDERSTOOD AND AGREED:

By:   /s/ Brian W. Metcalf, Ph.D.
   --------------------------------------------------
       Brian W. Metcalf, Ph.D.


Date:  January 23, 2002

                                    EXHIBIT A

                   SCIENTIFIC ADVISORY BOARD MEMBER AGREEMENT

KOSAN Biosciences Inc.
3832 Bay Center Place
Hayward, CA  94404
Tel: 510-732-8400
Fax: 510-732-8401

--------------------------------------------------------------------------------

January 28, 2002

Brian W. Metcalf, Ph.D.
297 Lakeview Place
Moraga, CA 94556

Re:   Scientific Advisory Board Member Agreement

Dear Brian,

Kosan Biosciences, Inc. (the "Company"), desires to appoint you as a Scientific Advisory Board ("SAB") member, effective as of the Resignation Date provided in the letter agreement (the "Letter Agreement") to which this agreement is attached, under the following terms and conditions (the "SAB Agreement").

I. Expectations

1. The Company is engaged in the business of, among other things, the discovery, design, and development of pharmaceuticals, with a current focus in the area of biosynthesis of polyketides and other natural products and the chemical modification of such compounds (the "Field"). Members of the SAB are more than consultants: they are partners in achieving the goal of establishing a premier and profitable Company. As a member of the SAB, you are expected to devote your time, intellect, and best efforts to achieving the goals of the Company in the Field and to advise the Company in the areas of your professional expertise that relate or may relate to the Company. A member of the SAB is expected to devote the equivalent of six (6) to ten (10) working days per year of service to the Company.

2. During the term of this SAB Agreement, you may be involved in the following activities, among others, to further the goals of the Company:

     (a)  consulting with representatives of the Company;

     (b) assessing or overseeing specific projects in which you have an interest and expertise;
     (c)  introducing projects to be developed at or outside the Company;
     (d)  assistance and advice to the Company in obtaining funding;
     (e)  collaboration with the Company in projects of mutual interest; and
     (f)  advice and assistance in the recruitment of personnel.

3. During the term of this SAB Agreement, other than for the Company, you agree not to engage in any employment or activity (whether as an employee, consultant, adviser, or otherwise) in the "Field" or otherwise competing with the Company.

4. You warrant that your responsibilities and activities as of the Resignation Date do not conflict with this SAB Agreement, and you agree that during the term of this SAB Agreement you will not accept work or enter into a contract or accept an obligation inconsistent or incompatible with your obligations under this SAB Agreement.

5. If you have a conflict of interest, or a potential conflict of interest, with respect to any matter presented at a meeting of the Scientific Advisory Board or in other interactions with the Company, you will state such, and excuse yourself from the discussion of such matter.

6. You agree that you are an independent contractor, not an employee of the Company.

7. You will have no responsibilities or authority as a consultant to the Company other than as provided herein. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Company, in writing, to do so.

II.  Compensation and Expenses
     -------------------------

1. As full consideration for the services performed by you under this SAB Agreement, the Company agrees to compensate you as provided in Section 5 of the Letter Agreement.

2. You will be reimbursed for out-of-pocket expenses approved in advance in writing by the Company that you incur under the terms of this SAB Agreement. These allowed expenses will be reimbursed in accordance with the Company's policy.

III. Term and Termination
     --------------------

The term of this SAB Agreement shall be the same as the Consulting Period described in paragraph 4 of the Letter Agreement. The Company may terminate your status as a

SAB Member by giving five (5) days written notice, with or without cause. Sections IV and V of this SAB Agreement shall survive termination of this SAB Agreement.

IV. Patents and Confidentiality
    ---------------------------

1. You agree that any inventions, innovations, suggestions, methods, processes, improvements, ideas, and discoveries ("Items") made or conceived or reduced to practice solely or jointly with others in the course of providing services to the Company pursuant to this SAB Agreement shall be promptly disclosed to the Company and shall become the sole property of the Company without obligation of the Company to pay any royalty or other consideration. You further agree that any such Item that relates to the Company's objectives made or conceived by you in other capacities will be brought to the attention of the Company, and that you will support in good faith the Company's attempts to enter into agreements so the Company may use and obtain the rights to use such Item.

2. You agree that you will not disclose without prior written consent of the Company, any information confidential to the Company or its affiliates. "Confidential Information" in this context means all data, information, or trade secrets (including all cell cultures or chemical or biological materials) relating to the Company's technical programs or business plans, that you know or have reason to know is regarded as confidential by the Company. This SAB Agreement does not apply to confidential information that: (i) has become part of the public domain, unless by breach of the SAB Agreement, (ii) the Company has publicly disclosed, (iii) was known by you prior to the date of its disclosure to you by the Company as shown by your written records, (iv) you received from a source having no duty of confidentiality to the Company, or (v) directly resulted from work performed in your laboratory and regarding which you have given the Company written notice as provided in Section VII before publication or disclosure.

3. You agree that, during the term of this SAB Agreement, you will not disclose to the Company any proprietary information, such as trade secret information, that is confidential to any third party.

4. At the Company's request, you will promptly return to the Company all confidential technical or business information or materials relating to the Company's business. Upon the Company's request, you will provide in writing detailed summaries of research or evaluations performed by you for the Company.

V. Publication
   -----------

The Company and you anticipate that information and data resulting from any research you may perform in collaboration with the Company or on behalf of the Company will be published or otherwise disclosed when appropriate to do so. You agree to submit any such information and data to the Company at least thirty
(30) days prior to submission for publication or ninety (90) days before written or oral public disclosure. You further agree to delay publication of such information and data if the Company determines for business (for a period not to exceed six (6) months) or proprietary (indefinitely) reasons that such a delay is necessary. If the Company determines that such information and data contains information and data owned by the Company, you agree to remove such Company information and data from the proposed publication or disclosure upon the Company's request.

VI. Entire Agreement and Modifications of the Agreement
    ---------------------------------------------------

This SAB Agreement, along with the Letter Agreement and its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. No modification of the SAB Agreement shall be valid unless made in writing and signed by the parties hereto.

VII. Severable Provisions
     --------------------

The provisions of this SAB Agreement are severable, and if any of the provisions of this SAB Agreement are determined to be illegal or otherwise unenforceable in whole or in part, the remaining provisions and any partially enforceable provisions shall be binding and enforced.

VIII. Captions
      --------

The captions of this SAB Agreement are used only for convenience and reference, and do not define, limit, or describe the scope or intent of the terms hereof.

IX. Governing Law
    -------------

This SAB Agreement shall be governed and construed in accordance with laws of the State of California according to its fair meaning and not in favor of or against any party.

X. Acceptance
   ----------

If you are in agreement with the foregoing terms and conditions, then please sign and date the duplicate originals of this SAB Agreement and appropriate appendices and return one original agreement with appropriate appendices to the Company.


Kosan Biosciences, Inc.

By    /s/ Michael S. Ostrach
   --------------------------------------------------
          Michael S. Ostrach
          President and Chief Operating Officer


AGREED AND ACCEPTED

SIGNATURE:                          By:   /s/ Brian W. Metcalf, Ph.D.
                                        ----------------------------------------
                                              Brian W. Metcalf, Ph.D.

DATE:                                       1/23/02
                                        ----------------------------------------

                                    Exhibit B

                              EMPLOYMENT AGREEMENT

This Agreement, by and between Brian Metcalf, Ph.D. ("Employee") and Kosan Biosciences, Inc. (the "Company"), is made as of March 17, 2000.

In consideration of the mutual covenants contained in this Agreement, and in consideration of the employment of Employee by the Company, the parties agree as follows:

1. Duties and Scope of Employment

(a) Position. The Company agrees to employ Employee under the terms of this Agreement in the position of Senior Vice President and Chief Scientific Officer beginning on March 17, 2000 (the "Start Date"). As Senior Vice President and Chief Scientific Officer, Employee shall manage technology development and drug discovery research, identify and develop new technology and product-oriented research programs, manage preclinical development of Company products, establish effective research infrastructure and administration, and have the other responsibilities typical of such position. Employee will be a member of the senior management group and research committee. Employee shall report to the Chief Executive Officer of the Company.

(b) Obligations. Employee shall devote his efforts full time to the Company, and shall not engage in any outside activities that interfere or conflict with Employee's responsibilities to the Company or are inconsistent with the Company's policies.

2. Compensation

(a) Salary. Beginning on the Start Date, Employee shall be paid a salary of $280,000 per year, payable semi-monthly in accordance with the Company's payroll policies and subject to standard payroll deductions and withholdings.

(b) Bonus. Employee will receive a bonus of $100,000 payable after the first two weeks of employment. Employee will participate in any future incentive or bonus plan or program at a level commensurate with other senior executives.

3. Stock Option

Employee will be granted a stock option, which shall be an incentive stock option to the maximum extent permitted by law, to purchase 100,000 shares of Common Stock of the Company at the fair market value of such shares on the Start Date. The shares subject to the option will vest over a four-year period as follows: 25% will vest after one year of employment and 1/48th of the total will vest each month of employment thereafter, except as otherwise provided in this Agreement. The option will be granted pursuant to the Company's 1996 Stock Option Plan and the Company's standard form of stock option agreement except as such standard form of agreement is modified by the terms of this agreement. The shares subject to the option shall become fully vested immediately prior to the consummation of a Change of Control.

4. Employee Benefits; Moving Costs; Housing Loan

(a) Employee shall be entitled to the full benefits for which Employee is eligible under the employee benefit plans and executive compensation programs maintained by the Company, including medical, dental, disability and life insurance benefits. In addition, Employee will be entitled to accrue 20 vacation days per calendar year. Employee may carry over vacation from one year to the next not to exceed 30 days of accrued vacation in any calendar year. The Company will reimburse the Employee for the cost of medical insurance benefits generally provided to a spouse to the extent those costs are not otherwise paid by the Company under its benefit programs.

(b) Employee shall be reimbursed for normal real estate commissions, closing costs and reasonable packing, shipping, storage, unpacking and insurance expenses in connection with selling his current residence and obtaining a permanent residence in the Bay Area.

(c) Employee shall be reimbursed for up to six months of normal temporary housing costs in the Bay Area incurred by the Employee for himself and his immediate family.

(d) Employee shall be reimbursed for normal travel and living expenses for two trips (including your spouse) to the Bay area for the purpose of purchasing a new principal residence.

(e) Employee shall be entitled to a housing loan of up to $400,000 in connection with obtaining a permanent residence in the Bay Area. The loan will have a maximum term of five (5) years (with the due date for full repayment accelerated to the date of termination if Employee voluntary terminates his employment) at the lowest annual interest rate necessary to avoid imputed interest. The loan will be secured by a second mortgage on your primary residence.

(f) Employee shall be entitled to a monthly mortgage assistance payment to support up to $400,000 of mortgage principal on a 30-year mortgage. Such payment shall be grossed up for tax purposes by paying Employee an additional 60% of the amount of the mortgage assistance payment to assist with the payment of tax liability for such mortgage assistance payment. Such grossed up payment shall start with the first month such payment is due and shall continue for twelve months at 100% of the payment, shall continue for the next twelve months at 80% of the payment, for the next twelve months at 60% of the payment, for the next twelve months at 40% of the payment and for the next twelve months at 20% of the payment, at which time such payments shall end. Such payments shall also end at the termination of Employee's employment at the Company.

5. Proprietary Information Agreement; U.S. Employment Eligibility

Employee agrees to sign and comply with the Company's Proprietary Information and Inventions Agreement. Employee will provide to the Company documentary evidence of his identity and eligibility for employment in the United States within three (3) business days of the Start Date.

6. Employment at Will: Limitation of Remedies

The Company and Employee acknowledge that Employee's employment is at will and can be terminated by either party at any time with or without cause. If Employee's employment terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement. This at-will relationship supersedes any previous written or oral statements by the parties and cannot be changed except in writing signed by Employee and duty authorized officer of the Company.

7. Term of Employment

(a) Voluntary Termination by Employee. Employee may terminate his employment voluntarily giving the Company 30 days' advance notice in writing. No compensation or payments will be paid or provided following the date when such a termination is effective. In lieu of continuing to employ Employee through the date when such a termination is effective, the Company shall have the option to terminate Employee's employment immediately upon receipt of such notice, provided that the Company shall be obligated to continue to pay Employee his salary, benefits and vacation accruals through the date termination otherwise would have been effective had the Company not exercised such option. Termination by the Company pursuant to this Section 7(a) shall not be deemed to be termination without Cause.

(b) Termination by the Company. The Company may terminate Employee's employment at any time, for any reason or for no reason.

     (i) Termination for Cause. If the Company terminates Employee's employment for Cause, no compensation or payments will be provided to Employee following the date when such a termination of employment is effective. Any remaining housing loan shall be repaid within six months of the termination date.

     (ii) Termination without Cause. If the Company terminates Employee's employment without Cause, the provisions of Section 8 and the Definitions of
Section 10 shall apply. Any remaining housing loan shall be converted to a five-year note at prime plus 1.0%, compounded annually, and the first payment shall begin one year from the termination date.

8. Payment Upon Termination Without Cause

If Employee's employment is terminated without Cause during the three-year period following the Start Date, Employee shall be entitled to receive the following:

(a) Severance Payment. The Company shall continue to pay to Employee his then current salary for twelve months in monthly installments, and benefits, following the date when such a termination of employment is effective, provided that: (i) the Company's obligation to continue to pay such base salary shall cease as of the date Employee commences full-time employment with another business entity (and Employee agrees to provide notice of such employment within three business days of accepting such an offer); and (ii) Employee executes a waiver and release of claims substantially in the form set forth in Exhibit A hereto.

(b) Acceleration of Stock Vesting. If such termination without Cause shall occur after the twelve month anniversary of the Start Date, all of the shares that would become vested within six months of such date of termination under the terms of the option described in Section 3 will be deemed to have vested provided Employee executes a waiver and release of claims substantially in the form set forth in Exhibit A hereto.

9. Parachute Payment

Anything in this Agreement to the contrary notwithstanding, if the aggregate of the amounts due Employee under this Agreement and any other plan, program, or arrangement of the Company or its Affiliates constitutes a "Parachute Payment" as such term is defined in Section 280G of the Internal Revenue Code of 1986 (the "Code"), and the amount of the Parachute Payment, reduced by all Federal, state and local taxes applicable to such payments which are considered to be contingent on a Change in Control, including the excise tax imposed pursuant to
Section 4999 of the Code, is less than the amount Employee would receive, after taxes, if he were paid only a dollar amount equal to three times his Base Amount as defined in Section 280G(b)(3) of the Code less $1.00, then the payments made to Employee under this Agreement which are contingent on a Change of Control shall be reduced to an amount which, when added to the aggregate of all other payments to Employee which are contingent on a Change of Control, will make the total fair market value of such payments equal to three times his Base Amount less $1.00, all as determined under Section 280G of the Code.

10. Definitions

As used in this Agreement, the following definitions shall apply

(a) "Cause" shall mean the occurrence of any of the following: (i) any breach by Employee of this agreement or his obligations to the Company under the Employee Proprietary Information and Invention Assignment Agreement which is not cured within 30 days after notice of breach is provided to Employee by the Company,
(ii) Employees's conviction of a felony or crime involving moral turpitude,
(iii) any action by Employee prior to or during his employment which in the reasonable judgment of the Company constitutes dishonesty, larceny, fraud, deceit or gross negligence by Employee in the performance of his duties to the Company, or willful misconduct or misrepresentation in connection with, or in the course of, his duties and responsibilities, or (iv) Employee's gross insubordination or gross refusal to perform reasonable and lawful directives from his superiors, which is not corrected within 30 day after written notice.

(b) "Change in Control" shall mean the occurrence of any of the following: (i) the Company enters into a reorganization (as defined in Section 181 of the California Corporations Code) with or into another corporation or entity (except where California Corporations Code Section 1201(b) does not require the approval of the outstanding shares of the Company with respect to such reorganization),
(ii) the Company sells all or substantially all of its assets, (iii) a person or entity makes a tender or exchange offer for and acquires 50% or more of the issued and outstanding voting securities of the Company, or (iv) any person, within the meaning of Section 3(a)(9) or Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires more than 50% of the issued and outstanding voting securities of the Company.

11. Other Agreements

Employees represents and warrants the Employee's performance of his duties for the Company will not violate any agreements, obligations or understandings that he may have with any third party or prior employer. Employee agrees not to make any unauthorized disclosure or use, on behalf of the Company, of any confidential information belonging to any of Employee's former employers. Employee also represents that he is not in authorized possession of any materials containing a third party's confidential and proprietary information. During Employee's employment with the Company, Employee may make use of information general known and used by persons with training and experience comparable to Employee's own, and information which is common knowledge in the industry or is otherwise legally available in the public domain.

12. Arbitration

In the event of any dispute or claim relating to or arising out of this Agreement, Employee and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitation Association in San Francisco, California. However, this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information.

13. Governing Law

This Agreement shall be governed by the laws of the State of California as applied to agreements and entered into by California residents and to be performed entirely within the State of California.

14. Expiration of Offer

This offer of employment expires at midnight on May 1, 2000.

15. Entire Agreement

This Agreement constitutes the complete, final exclusive embodiment of the entire agreement between Employee and the Company with respect to the terms and conditions of Employee's employment. Employee represents and warrants that he is entering into this Agreement voluntarily, and without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein. This Agreement supersedes any other such promises, warranties, representations or agreements. This Agreement may not be amended or modified except by a written instrument signed by Employee and duly authorized officer of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

KOSAN BIOSCIENCES, INC.

By:  /s/ Daniel V. Santi, M.D., Ph.D.
   -----------------------------------------
         Daniel V. Santi, M.D., Ph.D.
         Chairman and Chief Executive Officer


By:  /s/ Brian W. Metcalf, Ph.D.
   ---------------------------------
         Brian W. Metcalf, Ph.D.

                                    EXHIBIT C

                                   PRIOR NOTE

                                 PROMISSORY NOTE

$400,000.00                                                         May 30, 2000
                               Hayward, California

     FOR VALUE RECEIVED, Brian Metcalf ("Employee"), an employee of Kosan Biosciences, Inc. ("Company"), hereby unconditionally promises to pay to the order of Company, in lawful money of the United States of America and in immediately available funds, the principal sum of Four Hundred Thousand Dollars ($400,000.00) (the "Loan") due and payable on the date and in the manner set forth below.

1. Intent. It is the intent of the parties that the purpose of this Note is not for consumer, family or household purposes.

2. Principal Repayment. The outstanding principal amount of the Loan shall be due and payable on the earlier of the following (the "Maturity Date"): (a) May 30, 2005; or (b) the date on which Employee voluntarily terminates his employment relationship with Company.

3. Interest Rate. Employee further promises to pay interest on the outstanding principal amount hereof from the date hereof until payment in full, which interest shall be payable at the rate of 6.3% per annum compounded annually. Interest shall be due and payable on the Maturity Date and shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

4. Place of Payment; Prepayment. All amounts payable hereunder shall be payable at the office of Company unless another place of payment shall be specified in writing by Company. Prepayment is permitted.

5. Application of Payments. Payment on this Note shall be applied first to accrued interest, if any, and thereafter to the outstanding principal balance hereof.

6. Default. Each of the following events shall be an "Event of Default" hereunder:

(a) Employee fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note, if any, on the date the same becomes due and payable, or fails to perform any other obligations hereunder;

(b) Employee files a petition or action for relief under any bankruptcy, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any action in furtherance of any of the foregoing;

(c) An involuntary petition is filed against Employee (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Employee; or

(d) Employee's employment by or association with the Company is terminated for any reason or no reason, including, without limitation, death of Employee.

Upon the occurrence of an Event of Default hereunder, all unpaid principal, accrued interest and other amounts owing hereunder, if any, shall, at the option of Company, and, in the case of an Event of Default pursuant to (b) or (c) above, automatically, be immediately due, payable and collectible by Company pursuant to applicable law. Notwithstanding the foregoing, if an Event of Default has occurred under (d) above due to the Company's termination of Employee's employment with the Company without cause, this Note shall be converted to a five (5) year note at an interest rate equal to the Prime Rate plus one percent (1%), compounded annually, and the principal shall be payable in five equal annual installments, together with interest thereon payable in arrears calculated on the basis of a 360 day year for the actual number of days elapsed, beginning one year from such date of termination of employment. The Prime Rate shall mean the variable rate of interest, per annum, most recently published in the Money Rate Section of the New York Edition of The Wall Street Journal, as the "prime rate". If an Event of Default has occurred under (d) above due to the Company's termination of Employee's employment with the Company for cause, all unpaid principal and accrued interest shall be due and payable within six (6) months from such date of Employee's termination of employment. The Company shall have all rights and may exercise any remedies available to it under law, successively or concurrently. Employee expressly acknowledges and agrees that Company shall have the right to offset any obligations of Employee hereunder against salaries, bonuses or other amounts that may be payable to Employee by Company.

7. Waiver. Employee waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys' fees, costs and other expenses. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

8. Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

9. Successors and Assigns. The provisions of this Note shall inure to the benefit of and be binding on any successor to Employee and shall extend to any holder hereof. Employee shall not, without the prior written consent of holder, assign any of its rights or obligations hereunder.

Dated: May 30, 2000

By:   /s/ Brian W. Metcalf, Ph.D.
   ---------------------------------
       Brian W. Metcalf, Ph.D.

                                    EXHIBIT D

                                 PROMISSORY NOTE

$434,224.00                                                     January 29, 2001
                               Hayward, California

     FOR VALUE RECEIVED, Brian Metcalf (the "Debtor") hereby unconditionally promises to pay to Kosan Biosciences Incorporated (the "Company"), or order, in lawful money of the United States of America and in immediately available funds, the principal sum of Four Hundred Thirty Four Thousand Twenty Four Dollars ($434,224.00) (the "Loan") due and payable on the date and in the manner set forth below.

1. Principal Repayment. The outstanding principal amount of the Loan shall be due and payable in accordance with the payment schedule in Appendix A attached.

2. Interest Rate. Debtor further promises to pay interest on the outstanding principal amount hereof from the date hereof until payment in full, which interest shall be payable at the rate of five and seventy-five one hundredths percent (5.75%) per annum compounded annually.

3. Place of Payment; Prepayment. All amounts payable hereunder shall be payable at the office of Company unless another place of payment shall be specified in writing by Company. Prepayment is permitted.

4. Default. Each of the following events shall be an "Event of Default" hereunder:

(a) Debtor fails to pay timely any of the principal amount due under this Note on the date(s) the same becomes due and payable or any accrued interest or other amounts due under this Note, if any, on the date(s) the same becomes due and payable, or fails to perform any other obligations hereunder;

(b) Debtor files a petition or action for relief under any bankruptcy, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any action in furtherance of any of the foregoing;

(c) An involuntary petition is filed against Debtor (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Debtor; or

(d) Debtor's association with the Company is terminated for any reason or no reason, including, without limitation, death of Debtor.

Upon the occurrence of an Event of Default hereunder, all unpaid principal, accrued interest and other amounts owing hereunder, if any, shall, at the option of Company, and, in the case of an Event of Default pursuant to (b) or (c) above, automatically, be immediately due, payable and collectible by Company pursuant to applicable law. Notwithstanding the foregoing, if an Event of Default has occurred under (d) above due to the Company's termination of Debtor's consulting agreement with the Company for cause, all unpaid principal and accrued interest shall be due and payable within six (6) months from such date of Debtor's termination of consulting. The Company shall have all rights and may exercise any remedies available to it under law, successively or concurrently. Debtor expressly acknowledges and agrees that Company shall have the right to offset any obligations of Debtor hereunder against any salaries, bonuses or other amounts that may be payable to Debtor by Company.

5. Waiver. Debtor waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys' fees, costs and other expenses. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

6. Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

7. Successors and Assigns. The provisions of this Note shall inure to the benefit of and be binding on any successor to Debtor and shall extend to any holder hereof. Debtor shall not, without the prior written consent of holder, assign any of its rights or obligations hereunder.

Dated: January 29, 2002



By:   /s/ Brian W. Metcalf, Ph.D.
   ----------------------------------
       Brian W. Metcalf, Ph.D.

                                   APPENDIX A

                Brian W. Metcalf Promissory Note Payment Schedule

Principal:               $ 434,224
Interest:                    5.75%

    Payment                                                              5.75%                               Running
      No.         Due Date         Days             Principal          Interest          Payment             Balance
-----------------------------------------------------------------------------------------------------------------------------
                  1/29/02                         $ 434,224.00                                            $ 434,224.00
      1           1/29/03         365.00            434,224.00         25,314.66        10,710.00           448,828.66
      2           2/28/03          30.00            448,828.66          2,150.64        10,710.00           440,269.29
      3           3/29/03          29.00            440,269.29          2,039.30        10,710.00           431,598.60
      4           4/29/03          31.00            431,598.60          2,137.01        10,710.00           423,025.61
      5           5/29/03          30.00            423,025.61          2,027.00        10,710.00           414,342.61
      6           6/29/03          31.00            414,342.61          2,051.57        10,710.00           405,684.18
      7           7/29/03          30.00            405,684.18          1,943.90        10,710.00           396,918.08
      8           8/29/03          31.00            396,918.08          1,965.30        10,710.00           388,173.38
      9           9/29/03          31.00            388,173.38          1,922.00        10,710.00           379,385.37
     10          10/29/03          30.00            379,385.37          1,817.89        10,710.00           370,493.26
     11          11/29/03          31.00            370,493.26          1,834.46        10,710.00           361,617.72
     12          12/29/03          30.00            361,617.72          1,732.75        10,710.00           352,640.47
     13           1/29/04          31.00            352,640.47          1,746.06        10,710.00           343,676.53
     14           2/29/04          31.00            343,676.53          1,701.68        10,710.00           334,668.21
     15           3/29/04          29.00            334,668.21          1,550.16        10,710.00           325,508.37
     16           4/29/04          31.00            325,508.37          1,611.72        10,710.00           316,410.09
     17           5/29/04          30.00            316,410.09          1,516.13        10,710.00           307,216.22
     18           6/29/04          31.00            307,216.22          1,521.15        10,710.00           298,027.37
     19           7/29/04          30.00            298,027.37          1,428.05        10,710.00           288,745.42
     20           8/29/04          31.00            288,745.42          1,429.69        10,710.00           279,465.11
     21           9/29/04          31.00            279,465.11          1,383.74        10,710.00           270,138.85
     22          10/29/04          30.00            270,138.85          1,294.42        10,710.00           260,723.26
     23          11/29/04          31.00            260,723.26          1,290.94        10,710.00           251,304.21
     24          12/29/04          30.00            251,304.21          1,204.17        10,710.00           241,798.37
     25           1/29/05          31.00            241,798.37          1,197.24        10,710.00           232,285.61
     26           2/28/05          30.00            232,285.61          1,113.04        10,710.00           222,688.64
     27           3/29/05          29.00            222,688.64          1,031.48        10,710.00           213,010.13
     28           4/29/05          31.00            213,010.13          1,054.70        10,710.00           203,354.82
     29           5/29/05          30.00            203,354.82            974.41        10,710.00           193,619.23
     30           6/29/05          31.00            193,619.23            958.68        10,710.00           183,867.91
     31           7/29/05          30.00            183,867.91            881.03        10,710.00           174,038.95

     32          8/29/05           31.00            174,038.95            861.73        10,710.00           164,190.68
     33          9/29/05           31.00            164,190.68            812.97        10,710.00           154,293.65
     34         10/29/05           30.00            154,293.65            739.32        10,710.00           144,322.98
     35         11/29/05           31.00            144,322.98            714.60        10,710.00           134,327.58
     36         12/29/05           30.00            134,327.58            643.65        10,710.00           124,261.23
     37          1/29/06           31.00            124,261.23            615.27        10,710.00           114,166.50
     38          2/28/06           30.00            114,166.50            547.05        10,710.00           104,003.54
     39          3/29/06           29.00            104,003.54            481.74        10,710.00            93,775.28
     40          4/29/06           31.00             93,775.28            464.32        10,710.00            83,529.60
     41          5/29/06           30.00             83,529.60            400.25        10,710.00            73,219.85
     42          6/29/06           31.00             73,219.85            362.54        10,710.00            62,872.39
     43          7/29/06           30.00             62,872.39            301.26        10,710.00            52,463.65
     44          8/29/06           31.00             52,463.65            259.77        10,710.00            42,013.42
     45          9/29/06           31.00             42,013.42            208.02        10,710.00            31,511.44
     46         10/29/06           30.00             31,511.44            150.99        10,710.00            20,952.43
     47         11/29/06           31.00             20,952.43            103.74        10,710.00            10,346.18
     48         12/29/06           30.00             10,346.18             49.58        10,395.75                 0.00

                                    EXHIBIT E

                    FORM OF EMPLOYEE PROPRIETARY INFORMATION
                       AND INVENTION ASSIGNMENT AGREEMENT

                         KOSAN BIOSCIENCES INCORPORATED

                      EMPLOYEE PROPRIETARY INFORMATION AND
                         INVENTION ASSIGNMENT AGREEMENT

     As an employee of Kosan Biosciences Incorporated, a California corporation, its subsidiary or its affiliate (together, the "Company"), in consideration of my employment with the Company as previously agreed by me in my employment letter with the Company and in consideration of the compensation now and hereafter paid to me, I agree to the following:

     1. Maintaining Confidential Information
        ------------------------------------

          a. Company Information. I agree at all times during the term of my
             -------------------
employment and thereafter to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Company, any trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its clients, consultants, or licensees.

          b. Former Employer Information. I agree that I will not, during my
             ---------------------------
employment with the Company, improperly use or disclose any proprietary information or trade secrets of my former or concurrent employers or companies, or any other person, and that I will not bring onto the premises of the Company any unpublished document or any property belonging to my former or concurrent employers or companies, or any other person, unless consented to in writing by said employers, companies, or other person.

          c. Third-Party Information. I recognize that the Company has received
             -----------------------
and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree that I owe the Company and such third parties, during the term of my employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except as necessary in carrying out my work for the Company consistent with the Company's agreement with such third party) or to use it for the benefit of anyone other than for the Company or such third party (consistent with the Company's agreement with such third party) without the express written authorization of the Company.

     2. Retaining and Assigning Inventions and Original Works
        -----------------------------------------------------

          a. Inventions and Original Works Retained by Me. I have listed in
             --------------------------------------------
Section 7 hereof descriptions of any and all inventions, original works of authorship, developments, improvements, and trade secrets belonging to me which were made by me prior to my employment with the Company, which relate to the Company's proposed business and products, and which are not assigned to the Company (collectively, "Prior Inventions").

          b. Inventions and Original Works Assigned to the Company. I agree that
             -----------------------------------------------------
I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and will assign to the Company all my right, title, and interest in and to any and all inventions, original works of authorship, developments, improvements or trade secrets which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively, "Company Inventions"). I recognize, however, that assignment to the Company under this provision of any invention is subject to Section 2870 of the California Labor Code, which reads as follows:

               "(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                    (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

                    (2) Result from any work performed by the employee for the employer.

               "(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and unenforceable."

     I agree to grant the Company or its designees a royalty free, irrevocable, worldwide license (with rights to sublicense through multiple tiers of distribution) to practice all applicable patent, copyright and other intellectual property rights relating to any Prior Inventions that I incorporate, or permit to be incorporated, in any Company Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, any Prior Invention in any Company Invention without the Company's prior written consent.

     I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," as the term is defined in the United States Copyright Act (17 USCA, Section 101).

          c. Maintenance of Records. I agree to keep and maintain adequate and
             ----------------------
current written records of all inventions and original works of authorship made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

          d. Inventions Assigned to the United States. I agree to assign to the
             ----------------------------------------
United States government all my right, title, and interest in and to any and all inventions, original works of authorship, developments, improvements or trade secrets whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

          e. Obtaining Letters Patent, Copyrights, and Mask Work Rights. I agree
             ----------------------------------------------------------
that my obligation to assist the Company to obtain United States or foreign letters patent, copyrights, or mask work rights covering inventions, works of authorship, and mask works, respectively, assigned hereunder to the Company shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate for time actually spent by me at the Company's request on such assistance. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign letters patent, copyrights, or mask work rights covering inventions or other rights assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyrights, and mask work rights with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have, of infringement of any patents, copyrights, or mask work rights resulting from any such application assigned hereunder to the Company.

          f. Exception to Assignments. I understand that the provisions of this
             ------------------------
agreement requiring assignment to the Company do not apply to any invention which qualifies fully under the provisions of Section 2870 of the California Labor Code. I will advise the Company promptly in writing of any inventions, original works of authorship, developments, improvements or trade secrets that I believe are exempt from assignment to the Company based upon the application of
Section 2870 of the California Labor Code; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. I understand that the Company will keep in confidence and will not disclose to third parties without my consent any confidential information disclosed in writing to the Company relating to inventions that qualify fully under the provisions of Section 2870 of the California Labor Code.

     3. Conflicting Employment. I agree that, during the term of my employment
        ----------------------
with the Company, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

     4. Company Documents and Property. I agree that, at the time of leaving the
        ------------------------------
employ of the Company, I will deliver to the Company (and will not keep in my possession or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to the Company, its successors or assigns. I further agree that any property situated on the Company's premises and owned by the Company, including desks, filing cabinets, or other storage or work areas, is subject to inspection by Company personnel at any time with or without notice.

     5. Representations. I agree to execute any proper oath or verify any proper
        ---------------
document required to carry out the terms of this agreement. I represent that my performance of all the terms of this agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

     6. General Provisions
        ------------------

          a. Governing Law. This agreement will be governed by and construed in
             -------------
accordance with the laws of the State of California as such laws are applied to agreements entered into and to be performed entirely within California by California residents.

          b. Entire Agreement; Amendment. This agreement sets forth the entire
             ---------------------------
agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this agreement.

          c. Severability. If one or more of the provisions in this agreement
             ------------
are deemed void by law, then the remaining provisions will continue in full force and effect.

          d. Successors and Assigns. This agreement will be binding upon my
             ----------------------
heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

          e. Survival. The provisions of this agreement shall survive the
             --------
termination of my employment and the assignment of this agreement by the Company to any successor in interest or other assignee. This agreement is binding upon my heirs and legal representatives.

          f. Employment. As used herein, my employment includes any time during
             ----------
which I may be retained by the Company as a consultant. I agree and understand that nothing in this agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause.

          g. No Solicitation. During the term of my employment with the Company
             ---------------
and for a period of two years thereafter, I will not solicit, encourage, or cause others to solicit or encourage any employees of the Company to terminate their employment with the Company.

          h. Injunctive Relief. I agree that a breach of any of the
             -----------------
representations, warranties or covenants contained in this agreement will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law, and that consequently the Company will be entitled to injunctive relief and/or a decree for specific performance and such other relief as may be proper (including monetary damages if appropriate).

          i. Waiver. The waiver by the Company of a breach of any provision of
             ------
this agreement by me will not operate or be construed as a waiver of any other or subsequent breach by me.

     7. List of Inventions. Pursuant to Section 2(a) of this agreement, set
        ------------------
forth below is a list of my prior inventions and original works of authorship:

        Title             Date                              Brief Description
        -----             ----                              -----------------

IF NO PRIOR INVENTIONS OR ORIGINAL WORKS OF AUTHORSHIP ARE LISTED IN THIS
SECTION 7, I HEREBY AFFIRM THAT THERE ARE NO SUCH INVENTIONS OR ORIGINAL WORKS OF AUTHORSHIP.


KOSAN BIOSCIENCES INCORPORATED

By:  /s/ Michael S. Ostrach
   ---------------------------------
         Michael S. Ostrach
         Chief Operating Officer

Dated:   March 28, 2000
        ----------------------------


ACCEPTED AND AGREED:

By:  /s/ Brian W. Metcalf, Ph.D.
   ---------------------------------
         Brian W. Metcalf, Ph.D.

Dated:   March 28, 2000
        ----------------------------